EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (“Agreement”) is entered into between Douglas Felderman (“You”) and The Wet Seal, Inc., on behalf of itself and its divisions, subsidiaries and affiliated entities (the “Company”) based upon the following facts:

        A.        You and the Company entered into a letter of agreement dated April 14, 2004, which set forth the terms and conditions of Your employment;

        B.        You and the Company entered into a second letter of agreement dated October 27, 2004, which set forth additional terms and conditions of Your employment,

        C.        In or about August 2004, You and the Company entered into an Indemnification Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein, and it is Your and the Company’s intention that the Indemnification Agreement shall remain in full force and effect.

        D.        Your employment with the Company as Executive Vice President and Chief Financial Officer ceased or shall cease effective as of the close of business on August 31, 2005 (“Separation Date”); and

        E.        You and the Company desire to settle fully and finally any and all claims or potential claims that You may have against the Company arising from Your employment.

        Based upon the above facts, You and the Company agree as follows:

1.     Consideration.   Once the revocation period set forth in Paragraph 2(b) below has expired, the Company will pay to You or provide You with the following:

a.	Severance Pay: You will be paid a payment in the gross amount of Three Hundred and Fifty-Six Thousand Five Hundred Dollars ($356,500,00), less all appropriate taxes and withholdings, as a lump sum severance payment (“Severance Pay”);

b.	Outplacement: You will be provided with, or reimbursed for up to, Ten Thousand Dollars ($10,000) in outplacement services. Any outplacement provider You use must be pre-approved by the Company;

c.	Restricted Stock: In addition to the restricted stock referenced in paragraph 6(b), below, if You remain employed through the Separation Date, the Company shall also permit You to vest in an additional 15,000 shares from the second tranche of the restricted stock the was granted to you in the October 27, 2004 letter of agreement; and

d.	Health Benefits: Your eligibility to participate in the Company’s group medical, dental and vision plans as an employee will cease as of last day of the calendar month during which You are employed. However, if You elect to continue this coverage in accordance with and subject to the conditions and limitations of the federal Consolidated Omnibus Reconciliation Act of 1986 (“COBRA”), the Company shall pay Your COBRA premiums for up to twelve (12) months. Thereafter, You will be eligible to continue participation in the Company’s group health plans for any remaining periods authorized by COBRA, at Your sole expense and in accordance with and subject to the limitations of COBRA.

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2.    Release and Discharge of Claims By You.

        a.       In consideration of the covenants undertaken herein by the Company, You hereby covenant not to sue and fully release and discharge the Company, all of its divisions, and all of its and their parent(s), successor(s), predecessor(s)-in-interest, subsidiaries, related and affiliated companies and entities, and each of the foregoing companies’ and entities’ respective divisions, officers, directors, shareholders, partners, limited partners, joint ventures, agents, employees, representatives, independent contractors, payroll companies, attorneys, insurers, licensees and assigns, past, present or future (“Released Parties”), with respect to and from, any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which You now own or hold, or have at anytime before owned or held, or may in the future hold against said Released Parties, or any of them, arising out of, grounded upon, or in any way connected to Your employment relationship with the Company, Your termination from that employment, or any other events, transactions, occurrences, acts or omissions occurring prior to Your execution of this Agreement (“Claim or Claims”), provided, however, that nothing herein is intended to or shall affect either Your, the Company’s or any Released Parties’ rights or obligations arising from the Indemnification Agreement. Your release of any such Claim or Claims includes, but is not limited to, any action under any foreign, federal, state or local constitution, statute, ordinance, regulation, or common law, including, but not limited to, those arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act; the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Age Discrimination in Employment Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the California Family Rights Act, all provisions of the California Labor Code, the California Government Code, the California Unemployment Insurance Code and the Orders of the California Industrial Welfare Commission regulating wages, hours, and working conditions and any other foreign, federal, state or local law prohibiting employment discrimination or otherwise regulating employment; any Claim or Claims for discrimination, failure to prevent discrimination, retaliation, failure to prevent retaliation, harassment, failure to prevent harassment, assault, battery, misrepresentation, fraud, deceit, concealment, invasion of privacy, breach of contract, breach of quasi-contract, breach of implied contract, wrongful or constructive discharge, breach of the covenant of good faith and fair dealing, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligent supervision, negligent retention, negligence, or interference with business opportunity or with contracts; and any Claim or Claims for severance pay (under any severance pay policy or otherwise), bonus, commissions, sick pay, holiday pay, reimbursement of health or medical costs, workers’ compensation, disability pay or benefits, pension, retirement or 401(k) contributions or any other employee benefit. You hereby warrant and represent that You have not filed any complaint, lawsuit, charge and/or other claim against the Company, or any of the Released Parties, with any court or government agency or entity asserting any Claim or Claims. You hereby warrant and represent that You shall not seek nor be entitled to personal recovery from the Company or any of the Released Parties, in connection with any matter released herein. You further represent and warrant that You shall not hereafter, individually, nor as a representative member of a class, file any civil action or lawsuit against the Company or any of the Released Parties, based upon or arising out of or in any way related to any Claim released by You herein. If You violate this Agreement, You will pay all costs and expenses of the Company and/or Released Parties in defending against such action, including reasonable attorneys’ fees, and You will be required to refund, at the Company’s sole discretion, the Severance Pay described in paragraph 1, above.

        b.       The general release contained herein specifically includes a waiver and release of all claims which You have or may have under the Age Discrimination in Employment Act, as amended, 29

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U.S.C. Sections 621 et seq. (“ADEA”), based on Your employment with the Company, the termination of Your employment, or any event, transaction, occurrence, act or omission occurring on or before the date on which You execute this Agreement. By signing this Agreement, You acknowledge and agree that the releases contained herein, including the ADEA release, do not cover rights or claims that may arise after the date on which You sign this Agreement; that You have been advised to consult an attorney before signing this Agreement; that You have up to twenty-one (21) calendar days from the date You are presented with this Agreement to consider whether or not to sign it; that You are knowingly and voluntarily waiving and releasing Your rights, including Your rights under the ADEA, only in exchange for consideration (something of value) in addition to anything of value to which You are otherwise already entitled, and that if You sign this Agreement, You will have the right to revoke this Agreement within seven (7) calendar days of signing this Agreement and that this Agreement shall not become effective or enforceable until after this revocation period has expired. You may revoke this Agreement by delivering a written notice to Pamela O’Connor, Senior Vice President, Human Resources, The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, California 92610, which notice must be delivered or postmarked within seven (7) days of Your execution of this Agreement.

3.    Release and Discharge of Claims By the Company.

        a.       In consideration of the covenants undertaken herein by You, the Company hereby covenants not to sue and fully releases and discharges You with respect to and from, any and all claims, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which it now owns or holds, or has at anytime before owned or held, or may in the future hold against You, arising out of, grounded upon, or in any way connected to any action taken by You at the express direction of the Company or taken by You in the course and scope of Your employment relationship with the Company(“Claim or Claims”), provided, however, that nothing herein is intended to or shall (i) affect either Your, the Company’s or any Released Parties’ rights or obligations arising from the Indemnification Agreement or (ii) release You from any claims arising from any action taken by You that was not directed by the Company, that was knowingly unlawful or that was outside the course and scope of Your employment. The Company’s release of any such Claim or Claims includes, but is not limited to, any action under any foreign, federal, state or local constitution, statute, ordinance, regulation, or common law, including, any Claim or Claims for misrepresentation, fraud, deceit, concealment, invasion of privacy, breach of contract, breach of quasi-contract, breach of implied contract, breach of the covenant of good faith and fair dealing, libel, slander, negligent or intentional infliction of emotional distress, violation of public policy, negligence, or interference with business opportunity or with contracts. The Company hereby warrants and represents that it has not filed any complaint, lawsuit, charge and/or other claim against You, with any court or government agency or entity asserting any Claim or Claims. The Company hereby warrants and represents that it shall not seek nor be entitled to recovery from You in connection with any matter released herein. It further represents and warrants that it shall not hereafter file any civil action or lawsuit against You, based upon or arising out of or in any way related to any Claim released by it herein. If the Company violates this Agreement, it will pay all of Your costs and expenses in defending against such action, including reasonable attorneys’ fees.

4.     Belated Discovery:  As part of the foregoing general release of claims, and not by way of limitation, the parties expressly waive all of their rights under Section 1542 of the California Civil Code or any similar law of any other jurisdiction. California Civil Code Section 1542 states:

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“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The parties acknowledge, understand and agree that they may later discover claims or facts in addition to or different from those which they now know or believe to be true with respect to the subject matters of this Agreement, but that it is nevertheless their intention by signing this Agreement to fully, finally and forever release any and all claims whether now known or unknown, suspected or unsuspected, which now exist, may exist, or previously have existed as set forth herein.

5.     No Assignment of Claims:  Each party represents and agrees that he or it has not assigned or transferred any Claim or Claims against the other, or any of the Released Parties, or any portion thereof or interest therein, and agrees to indemnify, defend and hold harmless the other, or any of the Released Parties against any and all Claim or Claims based on, arising out of or in connection with, any such transfer or assignment of any such Claim or Claims or any portion thereof or interest therein. This Agreement and all of its terms shall be binding upon each party’s successors, heirs, estate, personal representatives, executors and administrators.

6.     No Other Payment or Monies Owed:  You acknowledge, understand and agree that upon signing this Agreement, You have been compensated by the Company in full for all wages and vacation pay earned and accrued by You through the Separation Date and that, except for the Consideration described in paragraph 1 above, no other monies, including wages, vacation pay or other payments or compensation of any kind whatsoever, are owed to You or will be paid to You by the Company. You further acknowledge, understand and agree that except for the Consideration described in paragraph 1 above, You are not eligible to receive and will not receive any other separation or severance pay from the Company in connection with Your employment, the termination of Your employment or Your executing this Agreement.

7.     Company Benefits:  Except as set forth herein or as mandated by applicable law, all Company-sponsored employee benefits provided to You ceased as of the close of business on the Separation Date.

        a.       Restricted Stock:  You shall retain all restricted shares of Company stock that were previously granted to You and that vested on or before the Separation Date. In addition, after the date the revocation period set forth in Paragraph 2(b) above has expired, You shall vest in the first tranche of the Company’s restricted stock (38,750 shares) that were granted to You by and in accordance with the October 27, 2004 letter of agreement. You understand and agree that except for these 38,750 shares of restricted stock and the additional 15,000 shares of restricted stock referenced above in paragraph 1(c), no other additional or accelerated rights or vesting are being conferred as a result of the termination of Your employment with the Company or Your execution of this Agreement. Nothing herein is intended to nor shall amend the terms of the controlling restricted stock plan(s) and/or agreement(s). This Agreement is not intended to grant and does not grant to You any additional or different rights in connection with Your participation in the Company’s restricted stock plan. You expressly understand and agree that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of any restricted stock and You further understand and agree that any claim arising on or before the date on which You execute this Agreement concerning the value of any restricted stock is hereby released and waived pursuant to paragraph 2 of this Agreement. You also understand and agree that You are subject to all The Wet Seal Inc. black out periods and are considered an insider until Your current and future knowledge of The Wet Seal Inc. financial plans and conditions are exhausted. You understand and agree that the Company will withhold all required payroll taxes owed in connection with this grant of restricted stock from Your severance payment made pursuant to paragraph 1, above.

        b.        Stock Options:  You shall retain all unexercised stock options, if any, that have been

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granted to You and which vested on or before the Separation Date. Any such unexercised options shall either expire or may be exercised in accordance with and subject to the terms of the controlling stock option plan(s) and stock option agreement(s). Nothing herein is intended to nor shall amend the terms of the controlling stock option plan(s) and/or stock option agreement(s). You understand and agree that no additional or accelerated rights or vesting are being conferred as a result of the termination of Your employment with the Company or Your execution of this Agreement. This Agreement is not intended to grant and does not grant to You any additional or different rights in connection with Your participation in the Company’s stock option plan. You expressly understand and agree that the Company has not made and does not make any representation of any kind or nature whatsoever regarding the past, current or future value of any stock options that may have been granted to You under the stock option plan and You further understand and agree that any claim arising on or before the date on which You execute this Agreement concerning the value of any such stock options is hereby released and waived pursuant to paragraph 2 of this Agreement. You further understand and agree that You are subject to all The Wet Seal Inc. black out periods and are considered an insider until Your current and future knowledge of The Wet Seal Inc. financial plans and conditions are exhausted.

        c.       Vacation Pay:  On or about the Separation Date, the Company will pay You for any unused vacation that accrued during Your employment. If You do not use any additional vacation prior to the separation date, the amount you will be paid should be Twenty-Four Thousand, Nine-Hundred and Seventy-Eight Dollars ($24,978.00). You will be paid the remaining balance, if any, less all appropriate taxes and withholdings. You acknowledge that no other unused vacation accrued during Your employment and that once the foregoing is paid, the Company owes no other vacation pay to You.

8.     Resignation from All Positions:  Effective as of the Separation Date, You hereby resign as an officer and director of the Company and any of its subsidiaries.

9.     Return of Company Property:  You represent and agree that as of the date You sign this Agreement, You have returned to the Company any and all company property in Your possession, custody or control, and/or in the possession, custody or control of Your agents or representatives, including all originals and all copies of documents, computer disks, computer files, contact lists, and all of the Company’s equipment, including telephones, pagers and computers; provided, however, that the Company hereby permits You to retain Your Company-provided laptop computer and cell phone.

10.     Confidentiality and Non-solicitation:  You previously executed the Company’s Confidentiality and Non-Solicitation Agreement. You understand and agree that agreement shall remain in full force and effect, notwithstanding the termination of Your employment.

11.     Further Cooperation:  You agree that You shall cooperate fully with the Company, if so requested, with respect to any internal or external investigation as well as any issues, claims or litigation (whether or not currently pending) involving the Company, or any other entity released herein, or any of those entities’ employees, including providing information and assistance and making himself reasonably available for both pre-trial discovery and trial proceedings.

12.     No Admission of Liability:  This Agreement shall not in any way be construed as an admission that the Company has acted wrongfully or failed to act lawfully. The Company specifically disclaims any liability to or wrongful acts or omissions against You or any other person, on the part of itself, its employees and agents, past and present, and the Released Parties. Neither this Agreement nor anything in it shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by the Company or the Released Parties.

13.     Confidentiality:  You agree to keep the terms and contents of this Agreement completely confidential, except to consult with Your legal, tax or other financial advisors or immediate family

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members, or as otherwise required by law.

14.     Non-disparagement:  You agree to refrain from making any statements or taking any actions, directly or indirectly, that harm the business interests, reputation or goodwill of the Company or any of the Released Parties. The Company agrees to refrain from authorizing any statements or taking any actions, directly or indirectly, that harm Your business interests, reputation or goodwill.

15.     Employment Verification:  You agree to refer any third party making any inquiry about, or seeking verification of, Your employment to the Company’s Human Resources Department. In response to any such inquiry, in accordance with the Company’s usual practice, the Company will limit the information provided to Your dates of employment, positions held and salary.

16.     Severability:  Should any part, term or provision of this Agreement, with the exception of the releases embodied in Paragraph 2 be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be deemed stricken and severed from this Agreement and any and all of the other terms of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases embodied in Paragraph 2 are of the essence of this Agreement and should You take any action to have any part of Paragraph 2 deemed to be invalid or unenforceable, or should any part of Paragraph 2 be deemed to be invalid or unenforceable, the Company may, in its sole discretion, declare this Agreement to be null and void, and any Severance Pay received by You shall be returned to the Company.

17.     Enforcement of this Agreement and Arbitration:  This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts entered into and fully performed in California, without regard to principles of conflict of laws. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Your employment or termination thereof, shall be submitted to arbitration, to be held in Orange County, California, in accordance with the Employment Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”) then in effect. If any arbitration or action at law or in equity, or any motion, is brought to enforce, interpret, or rescind this Agreement, the prevailing party shall be entitled to all of its costs in bringing and prosecuting said arbitration, action or motion, including its attorneys’ fees.

18.     Entire Agreement:  You acknowledge that in deciding whether to sign this Agreement You have not relied on any promises, statements, representations or commitments, whether spoken or in writing, made to You by any Company representative, except for what is expressly stated in this Agreement. Except for the Indemnification Agreement, this Agreement contains the full and complete understanding and agreement between You and the Company with respect to the within subject matters, and may not be modified or amended except by a written instrument executed by both parties hereto.

19.     Counterpart Execution and Use of Photocopies:  This Agreement may be executed in counterparts and transmitted by facsimile, and each counterpart, when executed, shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.     Effect of Waiver of Breach:  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

21.     Paragraph Descriptions:  The use of headings in this Agreement is only for ease of reference and the headings have no effect and are not to be considered part or terms of this Agreement.

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22.     Modification in Writing:  No oral agreement, statement, promise, commitment or representation shall alter or terminate any or all provisions of the Agreement. This Agreement cannot be changed or modified except by written agreement signed by You and a duly authorized executive of the Company.

23.     Consultation With Counsel:  You acknowledge that You have carefully read and fully understand this Agreement, and that You have had the opportunity to raise with the Company any questions, concerns or issues You may have in connection with this Agreement, or its terms. You further acknowledge that You have had the opportunity, and taken it to the extent You deemed appropriate and necessary, to consult legal counsel of Your choice in connection with this Agreement and consent to all of the terms and provisions contained herein knowingly, voluntarily and without any reservation whatsoever.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DOUGLAS FELDERMAN

/s/ Douglas C. Felderman	Dated: August 31, 2005

THE WET SEAL, INC.

By: /s/ Pamela O'Connor	Dated: August 31, 2005
Its: Senior Vice President - Human Resources

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EXHIBIT A

OFFICER AND AGENT’S

INDEMNIFICATION AGREEMENT

        This Agreement, dated as of August 15, 2004 is made by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Douglas C. Felderman, who is currently serving as the Executive Vice President and Chief Financial Officer of the Company (the “Indemnitee”).

        WHEREAS, the Indemnitee is currently serving as an Officer and Agent (as the term “Agent” is defined below) of the Company;

        WHEREAS, the Company has determined that it is in the best interests of the Company to enter into indemnification agreements with its current Officers and Agents;

        WHEREAS, the Company wishes the Indemnitee to continue to serve as an Officer and Agent of the Company and the Indemnitee is willing, under the current circumstances, to continue to serve as an Officer and Agent of the Company;

        WHEREAS, the Indemnitee is currently entitled to indemnification under the Delaware General Corporation Law (the “DGCL”), the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) and the Amended and Restated By-Laws of the Company (the “By-Laws”), which the Indemnitee does not regard to be adequate protection against the risks associated with his service to or at the request of the Company;

        WHEREAS, it is the intention of this Agreement to provide indemnification protection to and rights for the Indemnitee whenever he is subject to a Proceeding (as defined herein), whether the Indemnitee then is an Officer, director, or other Agent, or not ; and

        WHEREAS, the Company has concluded that additional protection is appropriate for its Officers and Agents.

        NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

        Section 1.  Definitions.

        (a)    “Agent” of the Company shall mean any person who was, is or may be in the future a director, officer, employee, agent or fiduciary of the Company or a Subsidiary, or is or was serving at the request of, for the convenience of, or to represent the interests of the Company or a Subsidiary as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or entity, including service with respect to an employee benefit plan.

        (b)    “Disinterested Director” of the Company shall mean a director of the Company who is not and was not a party to the Proceeding for which indemnification is being sought by the Indemnitee.

        (c)    “Expenses” shall include all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ and experts’ fees, costs, retainers, court costs, transcripts, witness fees, travel expenses, duplicating costs, printing costs, binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses) actually incurred by the Indemnitee in connection with the investigation, defense or appeal of a Proceeding or establishing or enforcing a right to indemnification under this Agreement, Section 145 of the DGCL, the Restated Certificate, the By-Laws or otherwise.

        (d)    “Independent Legal Counsel” shall mean a law firm, a member of a law firm or an independent practitioner, who is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

        (e)    “Proceeding” shall mean any threatened, pending or completed action, arbitration, mediation, suit or other proceeding, whether civil, criminal, administrative, investigative or any other type whatsoever.

        (f)    “Subsidiary” shall mean any corporation, partnership, joint venture or other enterprise, a majority of whose equity interests are owned or controlled by the Company, directly or through one or more other persons or entities.

        Section 2.  Agreement to Serve.  The Indemnitee agrees to serve as an Officer and/or Agent of the Company, at the Indemnitee’s will (or under separate agreement, if such agreement exists), in the capacity the Indemnitee currently serves, so long as he is duly appointed or elected and qualified in accordance with the applicable provisions of the By-Laws or the By-Laws of any Subsidiary, until such time as he tenders his resignation in writing or his term is otherwise completed; provided, however, that nothing contained in this Agreement is intended to create any right to continued service as a director, Officer or other Agent of the Company; provided further, that nothing contained in this Agreement (as opposed to any separate agreement) shall prevent the Indemnitee from resigning his position or positions at the Company.

        Section 3.  Mandatory Indemnification.  Subject to the limitations set forth in Section 7, if the Indemnitee is a person who was, is or may in the future be a party or is or may in the future be threatened to be made a party to or is or may in the future be involved, including involvement as a witness, in any Proceeding, including any Proceeding by or in the right of the Company, any Subsidiary or any affiliate of the Company or any Subsidiary, by reason of the fact that he is or was or has agreed to become an Officer, director or other Agent, or by reason of any action alleged to have been taken or omitted by his in any such capacity, the Company shall indemnify the Indemnitee (whether he is then an Officer, director or other Agent or not) against all Expenses, liability and loss (including, but not limited to, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Act of 1974 and amounts paid or to be paid in settlement) actually and reasonably incurred by his in connection with the investigation, defense, settlement or appeal of such Proceeding; provided, however, that except as provided in Section 7(c) with respect to a Proceeding seeking to enforce rights to indemnification or other rights under this Agreement, the Company shall indemnify the Indemnitee in connection with a Proceeding (or part thereof) initiated by the Indemnitee only if such Proceeding (or part thereof) was authorized by either the Board of Directors of the Company or the Disinterested Directors thereof.

        Section 4.  Mandatory Advancement of Expenses.  The Company shall advance all Expenses as and when incurred by the Indemnitee in connection with the investigation, defense, settlement or appeal of any Proceeding to which the Indemnitee is a party or is threatened to be made a party or with respect to which the Indemnitee is otherwise involved (including involvement as a witness) as an Officer, director or other Agent of the Company. The Indemnitee hereby undertakes to repay such amounts advanced if, but only if and to the extent that, it shall ultimately be determined pursuant to the provisions hereof that the Indemnitee is not entitled to be indemnified by the Company as authorized hereby or under applicable law. The advances to be made hereunder shall be paid by the Company to the Indemnitee within twenty (20) days following delivery of a written request therefor by the Indemnitee to the Company, which request shall reasonably evidence such Expenses incurred; provided, however, that, if and to the extent that the DGCL requires, an advancement of Expenses incurred by the Indemnitee in his capacity as an Officer, director or other Agent of the Company shall be made only upon delivery of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced if it ultimately shall be determined by final judicial decision from which there is no further right to appeal that the Indemnitee is not entitled to be indemnified for such Expenses under this Agreement or otherwise.

        Section 5.  Partial Indemnification.

        If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses, judgments, fines, penalties or amounts paid in settlement actually and reasonably incurred by his in the investigation, defense, appeal or settlement of any Proceeding, but not, however, for the total amount thereof, the Company nevertheless shall indemnify the Indemnitee for the portion of such Expenses, judgments, fines or penalties to which the Indemnitee is entitled.

        Section 6.  Notice and Other Indemnification Procedures.

        (a)    Promptly after receipt by the Indemnitee of notice of the commencement of or the threat of commencement of any Proceeding, the Indemnitee shall, if the Indemnitee believes that the indemnification with respect thereto properly may be sought from the Company under this Agreement, notify the Company of the commencement or threat of commencement thereof. The failure to notify or promptly notify the Company shall not relieve the Company from any liability which it may have to the Indemnitee otherwise than under this Agreement, and shall relieve the Company from liability hereunder only to the extent the Company actually and materially has been prejudiced.

        (b)    If, at the time of the receipt of a notice pursuant to Section 6(a), the Company has directors’ and officers’ liability insurance (“D&O Insurance”) in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurer or insurers in accordance with the procedures set forth in the D&O Insurance policy or policies. The Company thereafter shall take all necessary or desirable action to cause such insurer or insurers to pay, to or on behalf of the Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policy or policies.

        (c)    In the event the Company shall be obligated to pay the Expenses of the Indemnitee in connection with any Proceeding, the Company shall be entitled to assume the defense of such Proceeding, with counsel subject to the reasonable approval of the Indemnitee, upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any fees of counsel or other Expenses subsequently incurred by the Indemnitee with respect to the same Proceeding; provided that (i) the Indemnitee shall have the right to employ his own counsel in any such Proceeding at the Indemnitee’s expense and (ii) if (A) the employment of counsel by the Indemnitee previously has been authorized by the Company, or (B) the Indemnitee shall have concluded upon the advice of counsel that there is a conflict of interest between the Company and the Indemnitee in the conduct of any such defense or the Indemnitee reasonably believes it is in his best interests to retain separate counsel, or (C) the Company shall not, in fact, have employed counsel to assume the defense of such Proceeding, the Expenses, including the fees and expenses of the Indemnitee’s counsel, shall be paid by the Company.

        (d)        All payments of Expenses and other amounts by the Company to the Indemnitee pursuant to this Agreement shall be made as soon as practicable after a written demand therefor by the Indemnitee is presented to the Company, but in no event later than (i) twenty (20) days after such demand is presented or (ii) such later date as may be permitted for the determination of entitlement to indemnification pursuant to Section 7, if applicable; provided, however, that the advancement of Expenses shall be made within the time provided in Section 4.

        Section  7. Determination of Right to Indemnification.

        (a)     To the extent the Indemnitee has been successful on the merits or otherwise in defense of any Proceeding referred to in Section 3 or in the defense of any claim, issue or matter described therein, the Company shall indemnify the Indemnitee pursuant to Section 3 against Expenses actually and reasonably incurred by his in connection with the investigation, defense or appeal of such Proceeding. If the Indemnitee has not been successful on the merits or otherwise in any such defense, the Company also shall indemnify the Indemnitee pursuant to Section 3 unless, and only to the extent that, the Indemnitee has not met the applicable standard of conduct under the DGCL as it now exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment).

        (b)     The determination as to whether the Indemnitee is entitled to indemnification shall be made as follows: (1) if requested by the Indemnitee, by Independent Legal Counsel selected by the Indemnitee with the consent of the Company (which consent shall not be unreasonably withheld) or (2) if no request is made by the Indemnitee for a determination by Independent Legal Counsel, (i) by a quorum of the Board of Directors consisting of Disinterested Directors or (ii) if such quorum is not obtainable or, even if obtainable, if a quorum of Disinterested Directors so directs, by Independent Legal Counsel in a written opinion.

        (c)     Notwithstanding a determination that the Indemnitee is not entitled to indemnification with respect to a specific Proceeding, the Indemnitee shall have the right to apply to the Court of Chancery of Delaware, the court in which that Proceeding is or was pending, or any other court of competent jurisdiction, for the purpose of enforcing the Indemnitee’s right to indemnification or the advance payment of Expenses pursuant to this Agreement, the Restated Certificate, the By-Laws or Section 145 of the DGCL as it now exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment). The burden of proof shall be on the Company in any such suit to demonstrate that the Indemnitee is not entitled to indemnification or advance payment of Expenses. The Indemnitee’s Expenses incurred in successfully establishing his right to indemnification or advancement of Expenses, in whole or in part, in any such action (or settlement thereof) shall be paid by the Company.

        (d)     Notwithstanding anything in Section 3 or 4 to the contrary, the Company shall not be liable under this Agreement to make any indemnity payment or advancement of Expenses in connection with any Proceeding (i) to the extent that payment actually is made, within the time frame contemplated by this Agreement, to or on behalf of the Indemnitee under an insurance policy paid for by the Company, except in respect of any amount in excess of the limits of liability of such policy or any applicable deductible under such policy; (ii) to the extent that payment has been or will, within the time frame contemplated by this Agreement, be made to the Indemnitee by the Company otherwise than pursuant to this Agreement; or (iii) to the extent that there was a final adjudication by a court of competent jurisdiction that the Indemnitee has not met the applicable standard of conduct required to entitle the Indemnitee to indemnification under the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment).

        Section 8.  Limitation of Actions and Release of Claims.   No Proceeding shall be brought and no cause of action shall be asserted by the Company or any Subsidiary or by any person or entity on behalf of the Company or any Subsidiary against the Indemnitee, his spouse, heirs, estate, executors or administrators after the expiration of one year from the act or omission of the Indemnitee upon which such Proceeding is based; provided, however, that in the event that the Indemnitee fraudulently has concealed the facts underlying such cause of action, no Proceeding shall be brought and no cause of action shall be asserted after the expiration of one year from the earlier of (i) the date the Company or any Subsidiary discovers such facts or (ii) the date the Company or any Subsidiary could have discovered such facts by the exercise of reasonable diligence. Any claim or cause of action of the Company or any Subsidiary, including claims predicated upon the negligent act or omission of the Indemnitee, shall be extinguished and deemed released unless asserted by filing of a legal action within such period. This Section 8 shall not apply to any cause of action which has accrued on the date hereof and of which the Indemnitee is aware on the date hereof but as to which the Company has no actual knowledge apart from the Indemnitee’s knowledge.

        Section 9.  Non-exclusivity.  The provisions for indemnification and advancement of Expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, the Restated Certificate of Incorporation or the By-Laws, a vote of the Company’s stockholders or Disinterested Directors, any other agreement, or otherwise, both as to administrators in his official capacity and to action in another capacity while occupying his position as an Officer and/or other Agent of the Company, and the Indemnitee’s rights hereunder shall continue after the Indemnitee has ceased acting as an Officer and/or other Agent of the Company and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

        Section 10.  Settlement.  The Company shall not be liable to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding without the Company’s prior written consent, which consent shall not be unreasonably withheld by the Company. The Company shall not settle any Proceeding as it relates to the Indemnitee without the Indemnitee’s prior written consent. In the event that such consent is not given by either the Company or the Indemnitee, as the case may be, and the parties hereto are unable to agree on a proposed settlement, Independent Legal Counsel shall be retained by the Company, at its expense, with the consent of the Indemnitee, which consent shall not be unreasonably withheld, for the purpose of determining whether or not the proposed settlement is reasonable under all the circumstances; and if Independent Legal Counsel determines the proposed settlement is reasonable under all the circumstances, the settlement may be consummated without the consent of the other party; provided, however, that no settlement which would impose any penalty or limitation on the Indemnitee shall be made for the benefit of or imposed upon the Indemnitee without his prior written consent.

        Section 11.  Subrogation Rights.  In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against any person or organization and the Indemnitee shall take all actions that reasonably may be requested to secure such rights; provided, that the Indemnitee shall not be required to admit any liability or waive any attorney-client privilege.

        Section 12.  Allowance for Compliance with Commission Requirements.  The Indemnitee acknowledges that the Securities and Exchange Commission (the “Commission”) has expressed the opinion that indemnification of directors and officers from liabilities under the Securities Act of 1933 (the “Act”) is against public policy as expressed in the Act and is, therefore, unenforceable. The Indemnitee hereby acknowledges and agrees that it will not be a breach of this Agreement for the Company to undertake with the Commission in connection with the registration for sale of any shares or other securities of the Company from time to time that, in the event a claim for indemnification against such liabilities (other than the payment by the

Company of Expenses incurred or paid by a director or officer of the Company in the successful defense of any Proceeding) is asserted in connection with such shares or other securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether or not such indemnification by the Company is against public policy as expressed in the Act and the Company will be governed by the final adjudication of such issue. The Indemnitee further agrees that such submission to a court of competent jurisdiction shall not be a breach of this Agreement.

        Section 13.  Scope.

        (a)        Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not or may not be specifically authorized by the other provisions of this Agreement, the Restated Certificate, the By-Laws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors, an Officer or other Agent, such change shall be deemed to be within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors, an Officer or other Agent, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

        (b)        The Indemnitee’s rights hereunder shall apply to claims made against the Indemnitee arising out of alleged acts or omissions which occurred prior to the date hereof as well as those which occur after the date hereof.

        Section 14.  Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable and to give effect to Section 13.

        Section 15.  Modification and Waiver.

        (a)        No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

        (b)        In the event the Company enters into an indemnification agreement with another Agent containing a term or terms more favorable to the indemnitee than the terms contained herein (as determined by the Indemnitee), the Indemnitee shall be afforded the benefit of such more favorable term or terms and such more favorable term or terms shall be deemed incorporated by reference herein as if set forth in full herein. As promptly as practicable following the execution by the company of each indemnity agreement with an Agent (i) the Company shall send a copy of the indemnity agreement to the Indemnitee, and (ii) if requested by the Indemnitee, the Company shall prepare, execute and deliver to the Indemnitee an amendment to this Agreement containing such more favorable term or terms.

        Section 16.  Successors and Assigns.   The terms of this Agreement shall bind, and shall inure to the benefit of, the heirs, executors, administrators, successors and legal assigns of the parties hereto.

        Section 17.  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing (including telecopier or similar writing) and shall be deemed to have been given at the time when mailed, enclosed in a registered or certified postpaid envelope, in any general or branch office of the United States Postal Service, or sent by Federal Express or other similar overnight courier service, addressed to the address of the parties as set forth on the signature page of this Agreement or to such changed address as such party may have fixed by notice or, if given by telecopier, when such telecopy is transmitted and the appropriate answerback is received.

        Section 18.  Governing Law.  This Agreement shall be governed exclusively by and construed according to the internal laws of the State of Delaware, without regard to its conflicts of law rules.

        Section 19.  Consent to Jurisdiction.  The Company and the Indemnitee each hereby irrevocably consents to the jurisdiction of the courts of the State of Delaware and the Company irrevocably consents to the jurisdiction of any court in which the Indemnitee brings action pursuant to Section 7(c), for all purposes in connection with any Proceeding which arises out of or relates to this Agreement. The Company agrees not to initiate any such action or Proceeding in any state other than Delaware and both the Company and the Indemnitee hereby agree to waive their right to a trial by jury in any such Proceeding.

        Section 20.  Assignment.  Neither this Agreement nor any duties or responsibilities pursuant hereto may be assigned by the Company to any other person or entity without the prior written consent of the Indemnitee.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first above written.

THE WET SEAL, INC.:

By: /s/ Peter D. Whitford Name: Peter D. Whitford Title: Chairman & CEO

Address: The Wet Seal, Inc. 26972 Burbank Foothill Ranch, CA 92610 Telecopy No.: 949-206-4977

INDEMNITEE:

/s/ Douglas C. Felderman Name: Douglas C. Felderman Title: Executive Vice President & CFO

Address: The Wet Seal, Inc. 26972 Burbank Foothill Ranch, CA 92610 Telecopy No.: